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                                                                    Exhibit 10.3

                           SCHEDULE I -- DEFINED TERMS

         This Schedule of Defined Terms constitutes a part of, and is incorporated by reference in, the SPV Loan Agreement and the Developer Transfer Agreement (each defined below).

         The definitions include the singular and plural forms of the terms defined.

Account Agent. JPMorgan Chase Bank or such other financial institution as may be approved by TFC in writing from time to time. Each Account Agent shall act as exclusive agent of the Secured Parties for the collection of all payments made on the Pledged Receivables.

ADA. Americans with Disabilities Act.

Administrative Agent. CNAI, in its capacity as administrative and collateral agent for the Investors, together with its successors and permitted assigns.

Advance Amount. At any time, an amount equal to eighty-five percent (85%) of the then aggregate remaining principal balance of Eligible Receivables included in the Collateral.

Adverse Claim. A Lien other than any Permitted Lien.

Affiliate. Any Person controlled by, controlling or under common control with SPV or Developer.

Allocation Methodology. For purposes of determining increased costs under
Section 2.3 of the SPV Loan Agreement or a Securitization Amount under Section
2.4 of the SPV Loan Agreement, TFC shall allocate costs and payment obligations in respect of Parallel Claims proportionately among the Loan, on the one hand, and other loans or timeshare receivables funded directly or indirectly under the Program (the "Other Assets") on the other hand, using reasonable averaging and attribution methods. TFC shall take into account (i) the respective principal amounts of the Loan and Other Assets, (ii) the term of the Loan and Other Assets, (iii) the period during which the Loans and Other Assets are funded under the Program, (iv) the yield on, and other interest rate considerations relevant to, the Pledged Receivables and assets securing Other Assets, and (v) such other matters as TFC reasonably deems to be relevant; provided, however, that, as TFC's collateral assignee, the Administrative Agent may, in accordance with the terms of the Securitization Facility Documents, make such determinations in the place of TFC.

All Risk Special Form. Defined in Section 5.4(a) of the Developer Transfer Agreement.

Applicable Cross Easement Agreement. Collectively, the cross-use easement agreements, common facilities agreement, declaration and grant of reciprocal rights and other similar instruments described in Exhibit A of the SPV Loan Agreement, as amended from time to time, in effect at each Resort, which establish the easements and other rights for the Purchasers and

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occupants of such Resort to use the Facilities and for ingress and egress across and upon such Resort, the Common Amenities and all affected or benefited parcels.

Applicable Default Rate. At any time, a fixed rate equal to 11.035% per annum above the Applicable Interest Rate then in effect; provided, however, that the Applicable Default Rate shall in no event exceed the highest interest rate permitted to be charged under applicable usury laws.

Applicable Interest Rate. 7.035% per annum.

Applicable Timeshare Owners' Association. With respect to any Resort, the entity which operates or maintains such Resort, the members of which are the Purchasers of Timeshares at such Resort, and which may be denominated as the "Association" in any Applicable Underlying Declaration.

Applicable Underlying Declaration. Any declaration of condominium, declaration of covenants, conditions and restrictions, supplemental declaration of use restrictions or similar instrument applicable to a Resort pursuant to which the property regime, and related non-disturbance rights, are established at such Resort, including all exhibits and amendments thereto. A listing of applicable underlying declarations and their recordation date for the Resorts is attached as Exhibit B to the SPV Loan Agreement.

Assessments. Any assessments, including but not limited to, real estate taxes, recreation fees, insurance premiums, community club or property owners association dues, water and sewer improvement district assessments or other similar assessments, made with respect to a Timeshare, the nonpayment of which would result in the imposition of a Lien or other encumbrance upon the Timeshare.

Assignment of Receivables and Timeshare Mortgages. Collectively, (i) recordable master and subsequent supplemental bills of sale made by Developer evidencing the sale or contribution by Developer to SPV of the Receivables included in the Conveyed Assets, and (ii) recordable subsequent collateral assignments by SPV to TFC of all such Receivables and related Timeshare Mortgages, specimen forms of which are attached as Exhibit C to the SPV Loan Agreement.

Automated Collections. Collections received with respect to the Pledged Receivables or the Loan via an electronic funds transfer originated by or on behalf of a Purchaser or SPV.

Available Funds. With respect to any period, the sum of (x) Collections received during such period, to the extent they constitute cleared funds, plus (y) all proceeds of the Collateral received during such period by the Master Servicer or the Subservicer and delivered to TFC in accordance with the SPV Loan Agreement, including without limitation, payments made by Purchasers, net proceeds of the liquidation of any Collateral, and payments in respect of insurance or condemnation proceeds, plus (z) funds released from the Program Reserve Account and treated as Available Funds in accordance with Section 5.1 of the SPV Loan Agreement.

Back-Up Servicer. Concord Servicing Corporation, an Arizona corporation, or another Person expressly designated from time to time by the Master Servicer as provided in Section 5.2(a) of the SPV Loan Agreement and the Subservicing Agreement.

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Back-Up Servicing Agreement. The Back-Up Servicing Agreement, dated as of the
Closing Date, among the Back-Up Servicer, Developer and TFC (including the exhibits and schedules thereto), as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

Background Documents. Defined in Section 4.1(g) of the SPV Loan Agreement.

Bankruptcy Code. Defined in Section 10.13 of the SPV Loan Agreement.

Bankruptcy Court. Defined in Section 10.13 of the SPV Loan Agreement.

Blocked Account Agreement. A Blocked Account Agreement among SPV, the Trust, the Master Servicer, the Administrative Agent, and an Account Agent pursuant to which Account Agent agrees to provide for the receipt and deposit and disbursement of payments on the Pledged Receivables, as well as certain financial reporting services.

Business Day. Each day which is not a Saturday or Sunday or a legal holiday under the laws of New York, New York and Providence, Rhode Island, of the United States.

Business Plan. The five (5) year "Stand Alone" business plan prepared by Borrower and attached to the TFC Tranche A Loan Agreement.

Change of Control. With respect to Developer, the occurrence of a change, singly or in the aggregate, of more than fifty percent (50%) of the executive management of Developer as described in Schedule II hereto, unless within thirty
(30) days prior thereto Developer provides SPV and TFC the names of the replacement executive management personnel of Developer, together with a description of those Persons' experience, ability and reputation, and TFC, acting in good faith, determines that the replacement management personnel's experience, ability and reputation is equal to or greater than that of the executive management of Developer as described in Schedule II hereto.

Closing Date. The date of the SPV Loan Agreement.

CNAI. Citicorp North America, Inc., a Delaware corporation.

Code. The Uniform Commercial Code in force in any state where laws govern the attachment perfection or priority of security interests in the Collateral, as amended from time to time.

Collateral. Collectively, all of the following whether now owned or hereafter acquired:

         (a) all Conveyed Assets;

         (b) the Demand Note;

         (c) all of SPV's rights and interests under or in connection with the Developer Transfer Agreement and Reservation Systems License;

         (d) all other assets of SPV; and

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         (e) all extensions, additions, improvements, betterments, renewals, substitutions and replacements of, for or to any of the Collateral, wherever located, together with the products, proceeds, issues, rents and profits thereof, and any replacements, additions or accessions thereto or substitutions thereof, and all rights in or under insurance policies and to the proceeds of any insurance policies covering any of the Collateral, all rights to unearned or refunded insurance premiums, and the proceeds of any condemnation awards or any claims regarding any of the Collateral.

Collateral Concentration Limits. At any time,

         (x)      the OECD Purchaser Concentration Percentage may not exceed
                  15%; and

         (y) the aggregate Outstanding Balance of all Pledged Receivables included in the Eligible Receivables and owed by a single Purchaser may not exceed $50,000.

Collections. All Principal Collections, all Interest Collections, and all net payments to SPV under the SPV Hedge Agreement.

Collection Account. The account designated as such in Exhibit D to the SPV Loan Agreement or such other account as is designated as such in a written agreement of SPV, the Master Servicer, the Trust and the Administrative Agent, which account shall be maintained in the name of the Trust for the purpose of receiving Collections.

Common Amenities. The amenities, including recreational use property (i.e., pool, clubhouse and tennis court), together with private entrance road, which are to be used by Purchasers of Timeshares at the Resorts.

Common Area. The portions of a Resort not included in the Units in accordance with and as defined in the Applicable Underlying Declaration.

Common Furnishings. All fixtures, furniture, appliances, carpeting, equipment and furnishings located in the Units or elsewhere within a Resort which are owned or leased by the Silverleaf Club and/ or each Applicable Timeshare Owners' Association.

Company. As used in the Developer Transfer Agreement, the Developer.

Company Preparer. Defined in Section 7.23(b) of the Developer Transfer
Agreement.

Company Submissions. Defined in Section 7.23(a) of the Developer Transfer Agreement.

Conduit Lender. An Investor under the Securitization Facility that is a special purpose lender whose primary source of funding is the issuance of commercial paper, and shall include CAFCO, LLC (as successor to Corporate Asset Funding Company, Inc.).

Contract. A purchase and sale agreement to the extent of Developer's rights, but not Developer's obligations, thereunder relating to the sale of one or more Timeshares to a Purchaser; provided that such agreement was originated by Developer.

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Contract File. The Related Documents pertaining to a particular Pledged
Receivable.

Contract Rate. With respect to a Contract, the annual rate at which interest accrues on such Contract.

Contract Schedule. Collectively, the schedule of Contract Files attached to the
(i) first Sale Assignment and (ii) each subsequent Sale Assignment delivered pursuant to the Developer Transfer Agreement, as may be amended from time to time pursuant to the terms thereof. The Contract Schedule shall set forth the following information with respect to each Contract File listed thereon:

         (a) a description of the Contract and the related Receivable, including the name of the Persons who originated such Contract, and the related Contract number;

         (b) the Purchaser's name and the primary address and telephone number for such Purchaser as set forth in the Contract;

         (c) the Resort in which the related Timeshare is located;

         (d) the building and unit for the related Timeshare and a description of the time interval for the related Timeshare;

         (e) the Contract Rate of the related Receivable;

         (f) the original term and the remaining term of the related Receivable;

         (g) the original and outstanding (as of the Cut-off Date) principal balance of the related Receivable;

         (h) the date of execution of the related Receivable; and

         (i) the minimum monthly payment of principal and interest on the related Receivable.

Contributed Receivables. Defined in Section 2.1(b) of the Developer Transfer Agreement.

Conveyance. Defined in Section 2.1(a) of the Developer Transfer Agreement.

Conveyance Date. The effective date of a Conveyance (including a Conveyance of Substitute Receivables) as described in a Request Notice and the related Sale Assignment.

Conveyed Assets. Collectively, all of the following, whether now owned or hereafter acquired:

         (a) existing and future Receivables described at any time in any Request Notice, Sale Assignment, Substitution Certificate, Contract Schedule, or Monthly Report as to be, or having been, transferred or conveyed to SPV (including all Contributed Receivables and Sold Receivables, but excluding Deleted Receivables), together with all accounts, chattel paper and general intangibles related thereto and the Collections and other cash and non-cash proceeds thereof;

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         (b) the Timeshare Mortgages encumbering the Timeshares financed by the
Receivables, and to the extent of an interest of Developer as secured party or mortgagee with respect to a Timeshare, the following:

                  (i) the Encumbered Timeshares, together with all appurtenant rights and interests, including, without limitation, appurtenant rights and interests, easements, remainders, rents and royalties, all as described, defined and set forth in the Applicable Underlying Declaration; and

                  (ii) easements, facilities and amenities on, affecting or appurtenant to the Encumbered Timeshares and rights to occupy, use and enjoy any such Facilities to the extent any of the foregoing are related to any Encumbered Timeshare;

         (c) all rights in, to and under all Payment Authorization Agreements signed and delivered by or on behalf of each Purchaser and all accounts and proceeds relating thereto or deriving therefrom;

         (d) any rights inuring to Developer as an "institutional mortgagee," an "institutional lender" or a "mortgagee" in connection with any Encumbered Timeshare as provided in the Applicable Underlying Declaration;

         (e) all computer tapes, computer disks and software relating to all or any portion of the Conveyed Assets for use of the applicable Resort, as it pertains to an Encumbered Timeshare and to the extent permitted by law;

         (f) extensions, additions, improvements, betterments, renewals, substitutions and replacements of, for or to any of the Conveyed Assets, wherever located, together with the products, proceeds, issues, rents and profits thereof, and any replacements, additions or accessions thereto or substitutions thereof, and any rights in or under insurance policies and to the proceeds of any insurance policies covering any of the Conveyed Assets, any rights to unearned or refunded insurance premiums, and the proceeds of any condemnation awards or any claims regarding any of the Conveyed Assets; and

         (g) all Related Documents, Related Security, documents, instruments, accounts, chattel paper, and general intangibles relating to such Receivables, the Timeshare Mortgages and the other Conveyed Assets (as defined herein), including the cash and non-cash proceeds thereof.

CP Note. Any commercial paper note issued by the Conduit Lender.

Credit and Collection Policy. The credit and collection policy agreed to by Developer and SPV with respect to Receivables in effect on the Closing Date, a copy of which is attached to the SPV Loan Agreement, as the same may be amended or modified with the consent of TFC.

Custodial Agreement. The Custodial Agreement among the Trust, TFC, in its capacity as Master Servicer and as Custodian, and the Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

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Custodian. TFC or such other Person as may be the "Custodian" under the terms of the Custodial Agreement.

Cut-off Date. The close of business on November 30, 2003.

DAT Receivable. A Receivable, if the related Timeshare is subject to accrued and payable taxes or Assessments that are past due.

Debtor Relief Laws. Any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law, proceeding or device providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

Default. An event or condition, the occurrence of which immediately is or, with the lapse of time or the giving or notice or both, becomes an Event of Default.

Defaulted Receivable. A Receivable: (i) as to which, on the last day of any Settlement Period, a portion of any payment then due and payable equal to or greater than the Specified Amount has remained unpaid for more than ninety days from the original due date for such payment, (ii) as to which the Subservicer or the Master Servicer has deemed uncollectible, (iii) which has been written off in the normal course of business prior to becoming ninety days past due, (iv) as to which amounts due and payable under the Contract related thereto have been accelerated and foreclosure proceedings with respect to the Timeshare related thereto have been initiated by the Subservicer or the Master Servicer or as to which the Subservicer or the Master Servicer has received a deed-in-lieu of foreclosure or (iv) as to which a Responsible Officer of the Subservicer or the Master Servicer has received notice that the Purchaser thereof is subject to an Insolvency Event.

Defect Notice. Defined in Section 6.1 of the Developer Transfer Agreement.

Defective Receivable. A Receivable (i) certified by SPV or the Master Servicer to be an Eligible Receivable as of the related Conveyance Date or as of any other date on which such eligibility is so certified, but which is subsequently determined by SPV, TFC, the Master Servicer, or the Administrative Agent to not have been an Eligible Receivable on any such date (the "Receivable Ineligibility Determination Date") and the cause of such Receivable not being an Eligible Receivable shall not have been cured prior to (a) if such Receivable is a Defective Receivable as a result of an Environmental Defect or an Operational Defect, the earliest to occur of (A) ten days following the date on which such Receivable becomes a Delinquent Receivable, or (B) thirty days (or, if the Master Servicer shall so agree, a longer number of days, not to exceed 150) following the Receivable Ineligibility Determination Date or (b) in all other cases, ten days following the Receivable Ineligibility Determination Date, (ii) which, following a breach of any covenant to any representation and warranty made by Developer related to the validity, perfection and priority of TFC's security interest therein, gives rise to a Material Adverse Effect or (iii) with respect to a Pledged Receivable existing on the Closing Date (other than ONS Receivables) or a Substitute Receivable, the related mortgagee's title policy shall not have been issued within ninety (90) days after the Closing Date (in the case of a Pledged Receivable existing on the Closing Date) or the related Substitution Date (in the case of a Substitute Receivable).

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Defective Receivable Purchase Price. With respect to any Defective Receivable, on any date of calculation, an amount equal to the Outstanding Balance of such Defective Receivable on such date plus the aggregate amount of accrued and unpaid interest on such Defective Receivable on such date plus any breakage amount under the SPV Loan Agreement or the Securitization Facility Documents resulting from the purchase of such Defective Receivable (as determined by the Master Servicer in good faith).

Deleted Receivable. A Receivable which is a Delinquent Receivable for which an Exchange Receivable is exchanged pursuant to the terms of Section 6.2 of the Developer Transfer Agreement and which, following the exchange thereof, shall no longer constitute Collateral.

Delinquent Receivable. A Receivable (i) which is not a Defaulted Receivable,
(ii) as to which, on the last day of any Settlement Period, a portion of any payment then due and payable equal to or greater than the Specified Amount has remained unpaid for more than sixty days from the original due date for such payment or (iii) which, consistent with the Credit and Collection Policy has been or should be classified as delinquent.

Demand Note. The Demand Note in the original principal amount of $15,619,013.77, dated as of the Closing Date, and payable on demand by Developer to the order of SPV as may be amended or otherwise modified from time to time with the prior written consent of TFC and the Administrative Agent.

Developer. Silverleaf Resorts, Inc., a Texas corporation.

Developer Address. 1221 Riverbend Drive, Suite 120, Dallas, Texas 75221,
Attention: Mr. Robert Mead, CEO, Telephone: 214-631-1166, Facsimile:
214-905-0514.

Developer Default Ratio. For any Settlement Period, a fraction (expressed as a percentage and rounded to the nearest 1/100th of 1%) determined as of the last calendar day of such Settlement Period by dividing (i) the aggregate amount of the Outstanding Balances of Defaulted Receivables on the last calendar day of such Settlement Period and on the last calendar day of the two immediately preceding Settlement Periods by (ii) the aggregate amount of the Outstanding Balances of all Receivables on the last calendar day of such Settlement Period and on the last calendar day of each of the two immediately preceding Settlement Periods.

Developer Delinquency Ratio. For any Settlement Period, a fraction (expressed as a percentage and rounded to the nearest 1/100th of 1%), determined as of the last calendar day of such Settlement Period by dividing (i) the average aggregate amount of Outstanding Balances of Delinquent Receivables on the last calendar day of such Settlement Period and on the last calendar day of each of the two immediately preceding Settlement Periods by (ii) the sum of the Outstanding Balances of all Receivables on the last calendar day of such Settlement Period and on the last calendar day of each of the two immediately preceding Settlement Periods.

Developer Event of Termination. A Developer Event of Termination shall occur if any of the following events shall occur:

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         (a) Developer or SPV shall fail to perform or observe in any material respect any term, covenant, or agreement contained in any Contract or Receivable originated by it or any other Loan Document and any such failure shall remain unremedied for thirty Business Days; or

         (b) An Insolvency Event has occurred with respect to Developer or SPV;
or

         (c) The Developer Delinquency Ratio shall exceed the Maximum Developer Delinquency Ratio; or

         (d) The Developer Default Ratio shall exceed the Maximum Developer Default Ratio; or

         (e) TFC shall terminate its hypothecation line of credit or other financing arrangement extended to Developer as a result of a decline in the financial creditworthiness of Developer or the occurrence of any other event adversely affecting the financial condition of Developer or TFC shall declare a matured event of default to have occurred under such line of credit or other financing arrangement which event of default must be material and must permit the acceleration of the indebtedness under such line of credit or financing arrangement; or

         (f) There shall have occurred any event which materially adversely affects the financial condition or operations of Developer or SPV; or

         (g) Any Resort becomes subject to partial or total condemnation or is taken by a Governmental Authority by eminent domain, which condemnation shall have a material adverse effect on the collectibility of the related Collateral;

then, and in any such event, TFC may, by notice to Developer and SPV, declare a Developer Event of Termination to have occurred.

Developer Pledge Agreement. The Pledge Agreement dated as of the date hereof executed by Developer in favor of TFC, as amended or modified with the prior written consent of TFC and the Administrative Agent.

Developer Tax ID Number.  75-2259890.

Developer Transfer Agreement. The Developer Transfer Agreement, dated as of the Closing Date, between Developer and SPV, as the same may be amended or modified with the prior written consent of TFC and the Administrative Agent.

Eligible Developer. The Developer, so long as the Developer satisfies the following conditions:

         (a) who has a credit history satisfactory to both the Administrative Agent and the Master Servicer, each in their sole discretion;

         (b) who is not subject to any Insolvency Event;

         (c) who, except as disclosed in writing to TFC and the Administrative Agent prior to the Closing Date, (i) is not party to any action, suit, proceeding or investigation in any court, or before any arbitrator of any kind, or before or by any Governmental Authority and (ii) is not

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subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect or to have a material adverse effect on the ability of Developer or SPV, as applicable, to perform its obligations under any Loan Document to which it is a party;

         (d) whose management has at least five years of experience developing, selling, marketing and managing resorts and the timeshares related thereto;

         (e) who is an entity duly organized under the laws of the United States or any State thereof;

         (f) prior to the Closing Date, the Administrative Agent and the Master Servicer shall have received financial statements for such Developer with respect to such Developer's then most recently completed fiscal year, such financial statements shall be satisfactory to the Administrative Agent and the Master Servicer in their sole discretion and since the date of such financial statements there shall not have occurred an event which materially adversely affects the ability of Developer or SPV, as applicable, to perform its obligations under any Loan Document to which it is a party;

         (g) the Master Servicer and the Administrative Agent shall have completed due diligence satisfactory to it of (x) the Developer's marketing, credit and collection policies and, if applicable, servicing activities and (y) such Developer's historical portfolio data.

Eligible Receivable. At any time, a Pledged Receivable which then satisfies each of the following criteria:

         (a) the Contract Rate of which is a fixed rate of interest; provided, however, the Contract Rate may be increased if a Purchaser that pays by Automated Collections terminates such payment method, or decreased if a Purchaser begins making payments by Automated Collections, as the case may be;

         (b) which arises from a Contract that may not be cancelled, terminated, or rescinded by the Purchaser party thereto;

         (c) which amortizes fully pursuant to a required set of level and regular monthly payments of principal and interest;

         (d) which is generated from the sale of a Timeshare and is secured by a fee simple real property interest as evidenced by a Timeshare Mortgage issued in the name of the Purchaser, and such Receivable does not relate to a right to use agreement; provided, however, that Receivables generated from sales of Timeshares at the Oak N' Spruce Resort that are not secured by fee simple real property interests subject to Timeshare Mortgages issued in favor of the Developer may constitute Pledged Receivables if all other eligibility criteria have been satisfied;

         (e) (A) (i) with respect to all Receivables other than the ONS Receivables, the obligations of which are secured by a Timeshare Mortgage which has been properly recorded

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with all necessary governmental entities, which creates (other than to the extent of Permitted Liens) a first priority Lien against the applicable Timeshare and is a valid and enforceable first priority Lien (other than to the extent of Permitted Liens) on such Timeshare, and (ii) with respect to all ONS Receivables, the obligations of which are secured by a security agreement and other security documents (including, without limitation, properly completed UCC-1 financing statements) in form and substance satisfactory to TFC and the Administrative Agent which have been properly recorded with all necessary governmental entities, which creates (other than to the extent of Permitted Liens) a first priority lien against the applicable Timeshare and is a valid and enforceable first priority lien (other than to the extent of Permitted Liens) on such Timeshare and (B) with respect to which an Assignment of Receivables and Timeshare Mortgage (or, with respect to the ONS Receivables, such other assignment document as may be acceptable to both TFC and the Administrative Agent) has been delivered by Developer to SPV, by SPV to TFC, and by TFC and its assigns to the Administrative Agent and (C) with respect to which all documents relating to the Timeshare Mortgage (or, with respect to all ONS Receivables, all such security agreements and other security documents) and such Assignment have been delivered to TFC;

         (f) which satisfies all applicable requirements of the Credit and Collection Policy and TFC and which was originated in the normal course of business of Developer;

         (g) for which the construction of the facilities related to the underlying Unit have been completed such that the Purchaser has access to the Unit and related facilities in a manner consistent with sales or other promotional materials;

         (h) which is not a Defaulted Receivable or, if a PPM Receivable, a Delinquent Receivable;

         (i) arises under a Contract where the Resort related to the Timeshare is affiliated with an Exchange Company;

         (j) the related Purchaser has made cash down payments to Developer or SPV in partial satisfaction of the purchase price of the related Timeshare in an aggregate amount equal to at least 10% of the original purchase price of the related Timeshare;

         (k) the related Purchaser has made at least three scheduled payments of principal and interest thereunder (or, in the case of a an Upgrade Receivable, on the Receivable repaid as a result of such Timeshare Upgrade or, in the case of a PPM Receivable, the related Purchaser has made at least seven scheduled payments in the full amount due (with the possible exception of the Specified Amount for each such payment) on such Receivable since the date of last modification(s) thereto) prior to the first date on which such Receivable is included in the Collateral;

         (l) the terms of which have not been extended, rewritten or otherwise modified from the original terms thereof (including by extension of time of payment or the granting of any discounts, allowances or credits) other than with respect to a Timeshare Upgrade or Permitted Modifications;

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         (m) for which all accrued and payable applicable taxes and other
Assessments on the related Timeshare and Resort have been paid in full, unless any such failure to have paid such applicable taxes and Assessments shall have been consented to in writing by TFC and the Administrative Agent prior to the first date on which the applicable Receivable is included in the Collateral; provided that as of the Closing Date, up to 40% of the Pledged Receivables, determined as of the Cut-off Date, may be DAT Receivables;

         (n) which arises from a Contract for a Timeshare in a Resort which is subject to a casualty/hazard insurance policy issued by a third-party insurance provider reasonably acceptable to TFC and the Administrative Agent;

         (o) which is a "general intangible," an "account," "chattel paper" or an "instrument" (as such terms are defined in Article 9 of the UCC) and is denominated and payable only in United States dollars within the United States;

         (p) which is freely assignable and does not require the consent, authorization, approval or notice to the Purchaser thereof or any Governmental Authority (except for such consents, authorizations, approvals or notices which have already been obtained or are not required under applicable law) in connection with the conveyance of or grant of a security interest in such Receivable or the related Collateral; provided, however, that notice to the Purchaser may be required upon a change in the designation of the Subservicer;

         (q) which (1) together with the Contract related thereto, (x) has been duly authorized (if applicable), (y) is in full force and effect, and (z) constitutes the legal, valid and binding obligation of the Purchaser thereof enforceable against such Purchaser in accordance with its terms, subject to Enforceability Exceptions, (2) has not been satisfied, released, canceled, rescinded or subordinated in priority to any other unsecured debt, nor has any instrument been executed which would effect any such satisfaction, release, cancellation, rescission or subordination in priority to any other unsecured debt, and (3) is not subject to any existing dispute, right of rescission, setoff, recoupment, counterclaim or defense, whether arising out of transactions concerning such Receivable or otherwise;

         (r) which, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including laws, rules or regulations relating to truth in lending, vacation time share sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation;

         (s) as to which a valid certificate of occupancy (or other applicable equivalent authorization) has been issued for the related Timeshare from any necessary Governmental Authority if so required;

         (t) with respect to which any contractually granted or legally mandated period of time during which the Purchaser may exercise a right of rescission with respect to the related Contract has lapsed since the effective date of such Contract;

         (u) which, when added to the Securitization Pool, does not cause (i) the Weighted Average Excess Spread to fall below the Minimum Weighted Average Excess Spread, (ii) the

Securitization Pool to exceed the Program Concentration Limits, or (iii) the Collateral to exceed the Collateral Concentration Limits;

         (v) the Purchaser of which, as a result of its purchase of the related Timeshare may access the related Resort during the Interval described in the related Contract;

         (w) the Purchaser of which is not an Affiliate or employee of TFC or Developer or any Subsidiary thereof;

         (x) the Purchaser of which resides in or is organized under the laws of the United States or is a Qualified OECD Purchaser;

         (y) if the Purchaser thereof is a Qualified OECD Purchaser, payments received from such Qualified OECD Purchaser are remitted from such Purchaser's charge card account in the name of such Purchaser directly by the applicable charge card issuer;

         (z) the Outstanding Balance of which does not exceed (i) $30,000 for the individual note that in part evidences such Receivable and (ii) when taken together with all other amounts owing by such Purchaser to the Developer, $50,000;

         (aa) the Contract Rate of which is at least 12% unless TFC shall agree otherwise in writing; provided, however, that Pledged Receivables with an aggregate Outstanding Balance of up to 1.68% of the aggregate Outstanding Balance of all Pledged Receivables on the Cut-off Date may have a Contract Rate below 12%, so long as the Contract Rate of each such Receivables is at least 11.9%;

         (bb) with respect to which the applicable Related Documents (i) are in a form satisfactory to TFC and the Administrative Agent and (ii) have been delivered to the Custodian or the Administrative Agent;

         (cc) which is not subject to any withholding or other foreign tax liability;

         (dd) the remaining maturity of which does not exceed 120 months;

         (ee) immediately prior to the transfer of such Receivable to SPV, except for Permitted Liens, Developer had, and currently has, good title to such Receivable and the related Timeshare Mortgage, free and clear of any Lien other than the Lien arising under the related Timeshare Mortgage;

         (ff) no selection procedures adverse to TFC were used in selecting such Receivable for inclusion in the Eligible Receivables;

         (gg) which, at the time such Pledged Receivable is originated, had an individual FICO Score of greater than or equal to 575;

         (hh) the forms of promissory note, mortgage, federal truth-in-lending disclosure statement, purchase contract and all other documents and instruments corresponding to the

Timeshare purchase transaction giving rise to such Receivable have been approved in advance by TFC and the Administrative Agent in writing; and

         (ii) which relates to an Eligible Resort and which was originated by an Eligible Developer; provided, however, that: (x) following the first date on which a Receivable has been included as an Eligible Receivable in a Monthly Report for purposes of calculating the Advance Amount, and assuming that such Receivable was, in fact, an Eligible Receivable on such date, such Receivable shall not cease to be an Eligible Receivable solely due to the fact that Developer has ceased to be an Eligible Developer or the related Resort has ceased to be an Eligible Resort; and (y) a Receivable that would be an Eligible Receivable, but for the failure of Developer to be an Eligible Developer, may be classified as an Eligible Receivable for purposes of becoming a Substitute Receivable if (i) such Substitute Receivable and the related Delinquent Receivable or Upgrade Receivable relate to the same Developer, (ii) no Developer Event of Termination (other than any such Event arising as a result of clause
(f) of the definition thereof) has occurred with respect to Developer, and (iii) the requirements of Section 3.2 of the SPV Loan Agreement and Section 6.2 of the Developer Transfer Agreement are otherwise satisfied.

Eligible Resort. Any Resort satisfying the following conditions and consented to by TFC:

         (a) The Applicable Underlying Declaration (or comparable document) of which has been reviewed by TFC;

         (b) which is affiliated with an Exchange Company;

         (c) the Applicable Timeshare Owner's Association or Silverleaf Club on behalf of the Applicable Timeshare Owner's Association maintains adequate funds to make capital improvements in accordance with the terms of the Reserve Plan;

         (d) which is covered by a hazard insurance policy, and a casualty insurance policy, the coverage of which equals or exceeds amounts reasonably satisfactory to the Master Servicer;

         (e) as to which all necessary licenses, permits and approvals have been obtained in order to maintain operations;

         (f) which has been subject to an on-site inspection by the Master Servicer within the past twelve months;

         (g) which is in compliance with all Environmental Laws, except to the extent that the failure to comply with any such Environmental Laws would reasonably be expected not to materially and adversely affect the present use of the Timeshares related to such Resort or the financial condition or business operations of the related Applicable Timeshare Owners' Association or the value of the Contracts, or other Collateral related thereto or the Loan; and

         (h) no event has occurred (including without limitation any event affecting the related Applicable Timeshare Owners' Association or the condition and maintenance of such Resort) which materially adversely affects the operation of such Resort and which is reasonably expected to have a material adverse effect on the collectibility of the Receivables related to such Resort; provided that if the condition or circumstance giving rise to such event has been cured such that

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

no material adverse effect on the collectibility of such Receivables is reasonably expected, the related Resort shall satisfy this clause (h) with respect to such event.

Encumbered Timeshares. The Timeshares that are encumbered by the Liens of the Timeshare Mortgages or other security document executed by a Purchaser.

Enforceability Exceptions. Exceptions to the enforceability of an obligation arising under (i) Debtor Relief Laws, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, regardless of whether considered in a proceeding at equity or at law.

Environmental Defect. With respect to any Resort, the noncompliance with any Environmental Laws relating to such Resort so long as such noncompliance has not resulted in the cessation of operations of such Resort.

Environmental Laws. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended from time to time ("RCRA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the federal Clean Air Act, the federal Clean Water Act, the federal Safe Drinking Water Act, the federal Toxic Substances Control Act, the federal Hazardous Materials Transportation Act, the federal Emergency Planning and Community Right to Know Act of 1986, the federal Endangered Species Act, the federal Occupational Safety and Health Act of 1970, the federal Water Pollution Control Act, and any and all comparable statutes or ordinances enacted in the Resort States, as all of the foregoing laws may be amended from time to time, and any rules or regulations promulgated pursuant to the foregoing; together with any similar local, state or federal statutes, ordinances, rules or regulations, either in existence as of the Closing Date or enacted or promulgated after the date of the SPV Loan Agreement, that concern the management, control, storage, discharge, treatment, containment, removal and/or transport of Hazardous Materials or other substances that are or may become a threat to public health or the environment; together with any common law theory involving Hazardous Materials or substances which are (or alleged to be) hazardous to human health or the environment, based on nuisance, trespass, negligence, strict liability or other tortious conduct, or any other federal, state or local statute, regulation, rule, policy, or determination pertaining to health, hygiene, the environment or environmental conditions.

Event of Default. Defined in Section 8.1 of the SPV Loan Agreement.

Excess Reserve Account Interest. With respect to any Payment Date (the "Current Payment Date"), an amount of interest accrued on funds in the Program Reserve Account equal to the lesser of (x) the aggregate amount of interest accrued on such funds pursuant to Section 5.1 of the SPV Loan Agreement during the period from the immediately preceding Payment Date to the Current Payment Date, and (y) the excess, if any, of available funds on deposit in the Program Reserve Account at such time over the Required Reserve Amount.

Excess Spread. With respect to any Receivable, the amount by which the Contract Rate exceeds the Trust's cost of funds (expressed as a percentage), taking into account interest, servicing fees and other fees payable by it and interest rate hedging arrangements maintained by it in connection with the Securitization Pool, as determined by TFC in good faith.

Exchange Company. The Interval International exchange network or the Resort Condominiums International exchange network.

Exchange Receivable. Defined in Section 3.2 of the SPV Loan Agreement.

Existing Agreements. The TFC Loan Documents, the Heller Documents (as such term is defined as of the date hereof in the TFC Tranche A Loan Agreement), the Sovereign Documents (as such term is defined as of the date hereof in the TFC Tranche B Loan Agreement), the DZ Documents (as such term is defined as of the date hereof in the TFC Tranche A Loan Agreement) and the Intercreditor Agreement.

Facilities. Any amenities, Common Furnishings, services, improvements or real or personal property, improved or unimproved, other than Units, which are made available to Purchasers.

FICO Score. A credit score developed by Fair Isaac & Company Credit.

Financial Statements. The tax returns, balance sheets and statements of income and expense of SPV and Developer and the related notes and schedules delivered by SPV prior to the Closing Date and provided for in Section 6.4 of the SPV Loan Agreement; and the monthly, quarterly and annual financial statements and reports required to be provided to TFC pursuant to Sections 7.6(i), (ii) and
(iii) of the SPV Loan Agreement.

Fiscal Year. Defined in Section 7.6(iii) of the SPV Loan Agreement.

GAAP. Generally accepted accounting principles, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.

Governmental Authority. Any federal, state, local or foreign government, any other governmental or quasi-governmental authority, commission, department, instrumentality or body, court, arbitrator or administrative board, or any political subdivision of any of the foregoing.

Hazardous Materials. "Hazardous substances," "hazardous waste," or "hazardous constituents," "toxic substances" or "solid waste," as defined in the Environmental Laws, and any other contaminant or any material, waste or substance which is petroleum or petroleum based, asbestos, polychlorinated biphenyls, flammable explosives or radioactive materials.

Improvements. All Units, Common Amenities, Common Area and other buildings, structures, Facilities and appurtenances now located on, or to be constructed on, a Resort.

ILSA. Interstate Land Sales Full Disclosure Act.

Indemnified Parties. Defined in Section 5.21 of the Developer Transfer
Agreement.

Indemnified TFC Parties. Defined in Section 7.12 of the SPV Loan Agreement.

Initial Advance Amount. The Advance Amount calculated as of the Cut-Off Date.

Insolvency Event. For any Person (i) such Person admitting in writing its inability to pay its debts generally, or making a general assignment for the benefit of creditors; or any proceeding being instituted against such Person or by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of an involuntary proceeding only, which proceeding has not been dismissed or stayed for a period of sixty days; or (ii) such Person's board of directors or board of managers voting affirmatively to authorize any of the actions set forth in clause (i) above.

Intercreditor Agreement. The Amended and Restated Intercreditor Agreement, dated as of April 30, 2002, by and among the Developer, Heller Financial, Inc., Sovereign Bank and such other parties as may from time to time become parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

Interest Collections. With respect to any Settlement Period, the aggregate of the following amounts (without duplication): all payments of interest, late payment charges and other fees made by Purchasers with respect to the Collateral; provided, however, that (i) if any of the aforementioned amounts have been conditionally credited to the account in which such amounts have been deposited during such Settlement Period but are subsequently deducted from such account as a result of a chargeback of uncollected funds by the financial institution at which such account is maintained prior to the allocation of such amounts pursuant to the SPV Loan Agreement, then such aforementioned amounts shall be calculated net of any such chargeback and (ii) if such chargeback occurs after such allocation, the amount of such chargeback can be withdrawn from subsequently received Interest Collections.

Interval. With respect to any Timeshare, the number of weeks during a calendar year (or, with respect to a Timeshare that applies on an alternating year basis, the number of weeks during each two-year period) which the Purchaser who acquires such Timeshare is entitled to occupy a Unit in the related Resort as a result of such Purchaser's purchase of such Timeshare.

Inventory Loan Agreement. The Loan and Security Agreement, dated as of December 16, 1999 by and between TFC and Developer, as previously amended and as amended, restated, supplemented or otherwise modified from time to time.

Investment Grade Country. A country whose long-term sovereign foreign currency debt obligations are rated at least AA- by S&P and Aa3 by Moody's.

Investors. Defined in the recitals to the SPV Loan Agreement.

Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever.

Lien Filing Offices. (x) Official Records of the following counties: Comal County, Texas; Galveston County, Texas; Smith County, Texas; Montgomery County, Texas; Wood County, Texas; Taney County, Missouri; Stone County, Missouri; Jefferson County, Missouri; LaSalle County, Illinois; Lee City, Massachusetts; Berkshire County, Massachusetts; and Habersham County, Georgia; (y) with respect to Developer, the UCC records of the Texas Secretary of State and (z) with respect to SPV, the UCC records of the Delaware Secretary of State.

Liquidated Receivable. Any Defaulted Receivable as to which the Master Servicer or Subservicer has determined that further recoveries will not be made in respect of such Defaulted Receivable.

Loan. Defined in Section 2.1 of the SPV Loan Agreement.

Loan Documents. Collectively, the following documents and instruments, as each may be amended, renewed, extended, restated or supplemented from time to time:

         (a) the SPV Loan Agreement;

         (b) the SPV Note;

         (c) the Developer Transfer Agreement;

         (d) each Assignment of Pledged Receivables and Timeshare Mortgages (Master and Supplement);

         (e) each Sale Assignment;

         (f) the Subservicing Agreement;

         (g) the Back-Up Servicing Agreement;

         (h) the Blocked Account Agreement;

         (i) the Developer Pledge Agreement;

         (j) the SPV Hedge Agreement;

         (k) the Demand Note;

         (l) the Reservation System License;

         (m) the Subordination Agreement;

         (n) the Subordinated Note;

         (o) UCC-1 financing statements showing (i) Developer as debtor, SPV as secured party and TFC as second secured party and the Administrative Agent as assignee, and (ii) SPV as debtor and TFC as secured party and the Administrative Agent as assignee, in each case covering the Collateral, to be recorded in the applicable Lien Filing Offices; and

         (p) such other agreements, documents, instruments, certificates and materials as TFC may request to evidence or secure the Obligations and Parallel Claims, to evidence and perfect the rights and Liens and security interests of TFC contemplated by the Loan Documents and to effectuate the transactions contemplated herein.

Lock-Box Account. Each account described as such in Exhibit D to the SPV Loan Agreement and any other lock-box account designated by written agreement of SPV, the Trust, the Administrative Agent and the Master Servicer from time to time, which account shall be maintained in the name of the Trust for the purpose of receiving Collections through a postal lock-box.

Lockbox Agreement. A Lockbox Agreement among SPV, the Trust, the Master Servicer and an Account Agent pursuant to which the Account Agent agrees to provide for the receipt and deposit of payments on the Pledged Receivables, as well as certain financial reporting.

MAC Eligibility Condition. With respect to any Receivable, the Purchaser in respect of such Receivable shall have a FICO Score of not less than 600.

Management Contracts. Defined in Section 4.1(v) of the SPV Loan Agreement.

Mandatory Prepayment. Any prepayment of the Loan required by Section 2.5(c) of the SPV Loan Agreement.

Master Servicer. Defined in Section 5.2 of the SPV Loan Agreement.

Material Adverse Effect. A material adverse effect on (i) the ability of SPV or Developer, as the case may be, to perform their respective obligations under any Loan Document to which it is a party, (ii) subject to the Enforceability Exceptions, the legality, validity or enforceability of any Loan Document to which SPV or Developer may be party, (iii) SPV's ownership interests or TFC's security interests in the Collateral, or (iv) the collectibility of a material portion of the Collateral.

Material Party. Defined in Section 4.1(j) of the SPV Loan Agreement.

Maturity Date. The earlier of (x) the Payment Date occurring in March, 2014, and
(y) the date on which the Loan becomes due under Section 9.1 of the SPV Loan Agreement.

Maximum Developer Default Ratio. At any time, 21.00%.

Maximum Developer Delinquency Ratio. At any time, 4.00%.

Merchant Account. Defined in Section 4.25 of the Developer Transfer Agreement.

Minimum Weighted Average Excess Spread. At any time, the minimum spread (expressed as a percentage) required under the terms of the Securitization Facility Documents between the Trust's cost of funds and the yield on the Securitized Pool.

Monthly Report. The monthly report required to be delivered by the Subservicer to the Master Servicer with respect to each Settlement Period, as described in
Section 7.6(i) of the SPV Loan Agreement.

Moody's. Moody's Investors Service, Inc., and its successors.

Oak N' Spruce Declaration of Trust. The Fourth Amended and Restated Declaration of Trust of Oak N' Spruce Trust, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

Oak N' Spruce Documents. Each agreement or other instrument executed in connection with or relating to the Oak N' Spruce Trust, including without limitation the Oak N' Spruce Declaration of Trust, as each such agreement or instrument may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

Oak N' Spruce Resort. The Resort in South Lee, Massachusetts, which is the subject of the Oak N' Spruce Resort Trust.

Oak N' Spruce Resort Trust. The Massachusetts trust established pursuant to the Oak N' Spruce Declaration of Trust.

Oak N' Spruce Trustee. Silverleaf Berkshires, Inc., a Texas corporation.

Obligations. All indebtedness, liabilities, obligations, and responsibilities, both financial and otherwise, to which SPV is subject under any of the Loan Documents, including but not limited to all amounts due or becoming due to TFC in respect of the Loan or any of the Loan Documents, including principal, interest, prepayment premiums, contributions, taxes, insurance premiums, loan charges, custodial fees, breakage costs, attorneys' and paralegals' fees and expenses and other fees or expenses incurred by TFC or advanced to or on behalf of SPV by TFC pursuant to any of the Loan Documents (whether becoming due at the maturity thereof or in connection with any prepayment obligation, including, without limitation, pursuant to Section 2.5 of the SPV Loan Agreement, or otherwise), and the prompt and complete payment and performance by SPV of all its obligations, indebtedness and liabilities pursuant to the SPV Loan Agreement, or any of the other Loan Documents or otherwise.

OECD Purchaser Concentration Percentage. On any date of calculation, the aggregate Outstanding Balance of all Eligible Receivables that are owed by Qualified OECD Purchaser divided by the aggregate Outstanding Balance of all Eligible Receivables.

ONS Receivable. A Pledged Receivable arising out of the sale of a Timeshare at the Oak N' Spruce Resort.

Operating Contract. Defined in Section 6.19 of the SPV Loan Agreement.

Operational Defect. With respect to a Receivable, a defect in the origination of such Receivable or the related Timeshare, or in the operation of the related Resort, with respect to an event, circumstance or condition that (i) was the subject of a representation, warranty or covenant by Developer or SPV, and (ii) is determined by TFC or the Master Servicer within twenty (20) days

(or such longer number of days, not to exceed thirty (30), as TFC shall agree) of the discovery of such defect to be susceptive to cure within a reasonable time at a reasonable cost.

Outstanding Balance. With respect to a Pledged Receivable, the outstanding principal balance thereof.

Overcollateralization Amount. At any time, (x) the aggregate outstanding principal amount of the Eligible Receivables, minus (y) the outstanding principal amount of the Loan, minus (z) the outstanding principal amount of the Subordinated Note.

Parallel Claims. All obligations of the Trust, whether now existing or hereafter arising, to the Secured Parties under the Securitization Facility Documents.

Payment Authorization Agreement. The pre-authorized electronic debit agreement by a Purchaser which provides for payment of a Receivable.

Payment Date. The 22nd day of each calendar month; provided, that if any such day is not a Business Day, the Business Day next following such day shall be a Payment Date; and provided, further, that following the occurrence of an Event of Default, TFC may declare any other Business Day to also be a Payment Date.

Pension Reform Act. Defined in Section 6.15 of the SPV Loan Agreement.

Permitted Liens. Those Liens and encumbrances affecting all or a portion of a Resort hereunder to which TFC consents, a listing of which, by Resort, is set forth on Exhibit E to the SPV Loan Agreement.

Permitted Modifications. With respect to a Receivable, (i) if a closing of the related Contract has been delayed by not more than 45 days, the extension of the payment dates by a number of days equal to such number of days which such closing has been delayed, (ii) a waiver of late fees owed by the related Purchaser, (iii) a Permitted Timeshare Upgrade, (iv) Permitted Prior Modifications, and (v) any other modification approved in writing by the Master Servicer.

Permitted Prior Modification. With respect to a Receivable, one or more modifications implemented prior to the Closing Date; provided that (i) all such modifications were implemented simultaneously, and (ii) the related Purchaser has made at least seven scheduled payments in the full amount due (with the possible exception of the Specified Amount for each such payment) on such Receivable since the date of such modification(s).

Permitted Timeshare Upgrade. A Timeshare Upgrade made during a Settlement Period; provided that (i) no Developer Event of Termination (other than any such event described in clause (f) of the definition thereof) has occurred, and (ii) no Shortfall shall exist, or shall result from such Timeshare Upgrade and the related prepayment requirement under Section 2.5 of the SPV Loan Agreement, with respect to such Settlement Period.

Person. An individual, partnership, corporation, limited liability company, trust, unincorporated organization, other entity or a government or agency or political subdivision thereof.

Phase(s). One or more phases of a Resort.

Phase I Environmental Inspection. A Phase I environmental assessment of a Resort, including, without limitation, the real property and all Improvements thereto. In the event that any Phase I environmental assessment for a Resort is unacceptable to TFC for any reason or is not available, SPV shall provide TFC with a written report or reports covering such Resort, prepared by one or more appropriate licensed professionals acceptable to TFC, which confirm(s):

         (a) That soil conditions are sufficient to support such Resort, together with any contemplated improvements thereto;

         (b) The absence of any Hazardous Materials of any kind or nature at such Resort; and

         (c) That the applicable engineering firm has obtained, reviewed and included within its report a CERCLIS printout from the Environmental Protection Agency (the "EPA"), statements from the EPA and other applicable state and local authorities and such other information as TFC may reasonably require, all of which information shall confirm that there is no known or suspected hazardous or toxic waste located at such Resort, or in such proximity thereto as to create a material risk of contamination of all or any portion of the Collateral.

Plan. Defined in Section 6.15 of the SPV Loan Agreement.

Pledged Receivable. Any Receivable which at any time has been pledged to TFC by SPV pursuant to the SPV Loan Agreement.

Potential Subservicer Event of Default. An event which, but for the lapse of time or the giving of notice or both, would constitute a Subservicer Event of Default.

PPM Receivable. A Pledged Receivable as to which a Permitted Prior Modification has been made.

Preparer. Defined in Section 12.21(b) of the SPV Loan Agreement.

Principal Collections. All amounts received with respect to the Collateral that do not constitute Interest Collections; provided, however, that (i) any proceeds received by the Master Servicer or Subservicer, as applicable, as a result of the resale of Timeshares related to Defaulted Receivables (including proceeds of Defaulted Receivables repurchased by the Developer pursuant to Section 6.2(b) of the Developer Transfer Agreement but excluding proceeds of any subsequent resale of such Timeshares by the Developer), shall constitute Principal Collections net of reasonable expenses, subject to a cap for such expenses of 50% of the resale value of the related Timeshare, incurred by such Person as a direct result of such resale, (ii) any condemnation proceeds or insurance proceeds received by the SPV or the Master Servicer from a casualty insurance policy maintained by an Applicable Timeshare Owner's Association related to a Timeshare subject to this Agreement shall not be deemed Principal Collections if such association has elected to rebuild or repair the Resort related to such Timeshare and such amount received under the condemnation award or the insurance policy is remitted to such Applicable Timeshare Owner's Association for the rebuilding or repair of the related Resort, (iii) if any of the aforementioned amounts have been conditionally credited to the account in which such amounts have been deposited during such Settlement Period but are subsequently deducted from such account as a result of a chargeback of uncollected funds by the financial institution at which such account is maintained prior to the allocation of such amounts pursuant to Section 2.4 of the SPV Loan Agreement, then such aforementioned amounts shall be calculated net of any such chargeback,
(iv) if such chargeback occurs after such allocation, the amount of such chargeback can be withdrawn from subsequently received Principal Collections and
(v) to the extent that a principal amount owing with respect to a Receivable for which the Master Servicer made an advance is paid by the related Purchaser, such payment shall be remitted to the Master Servicer in repayment of such advance and shall not constitute Principal Collections.

Principal Distributable Amount. With respect to any Settlement Period, the sum of (i) Principal Collections received during such Settlement Period or deemed to have been received during such Settlement Period pursuant to Section 2.5(d) of the SPV Loan Agreement, plus (ii) the aggregate Outstanding Balance of all Receivables which were actually charged off during such Settlement Period which were charged off prior to becoming ninety days past due, plus (iii) the aggregate Outstanding Balance of all Receivables which are past due 91 to 120 days, minus (iv) the aggregate Outstanding Balance of Replacement Receivables contributed by Developer to SPV on or prior to the Payment Date immediately following such Settlement Period, but only to the extent that (A) such Replacement Receivables relate to Permitted Timeshare Upgrades of Receivables during such Settlement Period, (B) such aggregate Outstanding Balance does not exceed the aggregate Outstanding Balance of Receivables that became Upgrade Receivables during such Settlement Period, and (C) the conditions to such Replacement Receivables becoming Substitute Receivables pursuant to Section 3.2 of the SPV Loan Agreement are satisfied on or prior to such Payment Date.

Program. The funding program by which TFC acquires, or makes loans against, promissory notes or other payment obligations secured by timeshare interests and related assets with the intent of funding such interests and loans under the Securitization Facility Documents.

Program Concentration Limits. At any time, the funding limit imposed under the Securitization Facility Documents with respect to assets in the Securitization Pool that (x) constitute Qualified OECD Purchasers, or (y) are owed by a single Purchaser. It is understood and agreed that, under the Securitization Facility Documents in effect on the Closing Date, (i) the aggregate amount owed by Qualified OECD Purchasers and eligible for funding under such documents may not exceed 25% of the Securitization Pool, and (ii) the maximum aggregate amount owed by any Purchaser and eligible for funding under such documents may not exceed $50,000.

Program Reserve Account. Defined in Section 5.1(a) of the SPV Loan Agreement.

Prohibited Transaction. Defined in Section 6.15 of the SPV Loan Agreement.

Purchaser. Any Person who purchases one or more Timeshares and is the maker of one or more Receivables that are Pledged Receivables and Sold Receivables or Contributed Receivables.

Qualified OECD Purchaser. A Purchaser who resides in an Investment Grade Country, other than the United States.

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Receivable. A promissory note evidencing an obligation to pay a specified amount made and executed by a Purchaser in favor of Developer in connection with such Purchaser's acquisition of a Timeshare.

Regulators. Any federal, state or local governmental or regulatory authority with jurisdiction over the Resorts, the Timeshares or financing thereof.

Related Documents. With respect to a Receivable, the executed original promissory note and purchase and sale agreement evidencing such Receivable, the related Timeshare Mortgage, related Assignment of Receivables and Timeshare Mortgages, related UCC financing statements and the other documents listed on Exhibit C to the SPV Loan Agreement.

Related Security. With respect to any Pledged Receivable, (i) all property and assets (whether real or personal and whether tangible or intangible) from time to time securing or purporting to secure payment of such Pledged Receivable, whether pursuant to the related Contracts with the Purchaser, the related Timeshare Mortgage or otherwise, (ii) liens and security interests in and on any property described in the preceding clause (i) together with all UCC financing statements, mortgage filings and any other filings covering any collateral securing payment of such Pledged Receivable, (iii) all guarantees, prepayment penalties, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pledged Receivable, (iv) the Contract File and any other agreements, documents and instruments related to such Pledged Receivable, (v) all title insurance, hazard insurance, and casualty insurance policies and proceeds and premium refunds thereof covering the related Resort and the related Timeshares securing such Pledged Receivable, (vi) any Timeshare repossessed by TFC, any Subservicer, or the Administrative Agent, (vii) copies of computer data tapes maintained by the Subservicer and (viii) all proceeds of the foregoing.

Replacement Receivable. Defined in Section 3.2 of the SPV Loan Agreement.

Reportable Event. Defined in Section 6.15 of the SPV Loan Agreement.

Request Notice. Defined in Section 2.1(b) of the Developer Transfer Agreement.

Request Notice Date. Defined in Section 2.1(b) of the Developer Transfer Agreement.

Required Overcollateralization. At any time, the greater of (x) $500,000, or (y) 10.60% of the aggregate outstanding principal amount of the Eligible Receivables.

Required Reserve Amount. At any time (x) prior to the occurrence of a Trigger Event and prior to the first anniversary of the Closing Date, 5% of the aggregate outstanding principal amount of the Pledged Receivables on the Cut-off Date and (y) prior to the occurrence of a Trigger Event but on or after the first anniversary of the Closing Date, an amount, recalculated on the first day of January, March, June and September of each year, equal to 5% of the aggregate outstanding principal amount of the Pledged Receivables as determined on the last day of the Settlement Period preceding each such date, and (z) at or after the occurrence of a Trigger Event, the greater of (i) 100% of the Outstanding Balance of the Obligations, and (ii) all Available Funds received

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by TFC from an Account Agent and remaining after the allocations to the SPV
Required Amount under Section 2.4(c) of the SPV Loan Agreement.

Reservation System. The reservation system and computer software for a resort which allows Purchasers to reserve assigned Units and exercise use rights.

Reservation System License. The Reservation System License, dated as of the Closing Date, between Silverleaf Club and SPV, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Reserve Funding Amount. As defined in Section 2.4(c) of the SPV Loan Agreement.

Reserve Plan. The five (5) year capital expenditure budget attached to the SPV Loan Agreement as Exhibit Q.

Resort. The project or projects listed on Exhibit F to the SPV Loan Agreement, as amended from time to time, consisting of among other things Units, Facilities, and Timeshares, now existing or hereafter added, together with any and all related or appurtenant properties, amenities, Facilities, equipment, appliances, fixtures, easements, licenses, rights and interests or established by and more fully described in the applicable Timeshare Documents, as the same may be amended from time to time.

Resort Management Agreement. Each management agreement or other agreement pursuant to which any Person is obligated with respect to the management of any Resort, including, without limitation, the Oak N' Spruce Declaration of Trust.

Resort States. The Commonwealth of Massachusetts and the States of Texas, Missouri, Georgia and Illinois.

RESPA. Real Estate Settlement Procedures Act of 1974, as amended.

Responsible Officer. With respect to any Person, the chief executive officer, the chief financial officer, the treasurer or controller, or such other senior officers having titles or responsibilities comparable to such officers, of such Person.

S&P. Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sale Assignment. An assignment agreement substantially in the form of Exhibit A to the Developer Transfer Agreement, appropriately completed.

Secured Parties. TFC, TFIC, TRC IV, the Trust, the Administrative Agent, the Investors and other Persons (including without limitation hedge providers) identified in the Securitization Facility Documents as entitled to be paid specified amounts from collections on, and other proceeds of, the Securitization Pool.

Securitization Amount. As defined in Section 2.4(c) of the SPV Loan Agreement.

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Securitization Facility. The loan facility made available to the Trust under the
Securitization Facility Documents.

Securitization Facility Documents. (i) The Loan and Security Agreement, dated as of December 27, 2001, among the Trust, TFC, CAFCO, LLC (as successor to Corporate Asset Funding Company, Inc.), the financial institutions from time to time party thereto and the Administrative Agent, as amended, restated, modified or supplemented from time to time, (ii) the Textron Transfer Agreement, and
(iii) other agreements entered into in connection with the agreements described in clauses (i) and (ii).

Securitization Pool. The pool of promissory notes or other payment obligations secured by timeshare interests and related assets, including the Pledged Receivables and Related Documents, from which amounts invested by the Investors and related claims of the Investors and the Administrative Agent are to be paid, all in accordance with asset transfer and loan agreements executed by TFC, its affiliates, the Investors and the Administrative Agent from time to time.

Security. Shall have the same meaning as that ascribed to it in Section 2(1) of the Securities Act of 1933, as amended.

Servicer Fee. As defined in Section 5.6(a) of the SPV Loan Agreement.

Servicing Fee Percentage. In the event that a Person other than Developer becomes the Subservicer, 1.75%; otherwise, 1.00%.

Set Aside Amount. As defined in Section 2.4(c) of the SPV Loan Agreement.

Settlement Period. A period equal to one calendar month; provided, however, that the first Settlement Period shall be the period from the date on which the SPV Loan is funded to and including December 31, 2003.

Shortfall. As defined in Section 2.4(c) of the SPV Loan Agreement.

Silverleaf Club. Silverleaf Club, a Texas not-for-profit corporation.

Site Plan. The "Survey, Floor and Plot Plans" of each Resort as term is defined in the Applicable Underlying Declaration showing the premises which constitute each Resort as recorded in the public records of the appropriate county in which such Resort is located, respectively, which indicate the location of each Phase, the Units, the configuration and dimensions of such Resort, access thereto, street lines, easements, the Common Amenities, Facilities and other relevant details.

Sold Receivables. Defined in Section 2.1(b) of the Developer Transfer Agreement.

Sovereign. When used with respect to any country or any obligation, the central or federal executive or legislative governmental authority of such country, or, insofar as any obligations are concerned, any agency or instrumentality of such governmental authority (including any central

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bank or central monetary authority) to the extent such obligations are fully backed by the general taxing power of such governmental authority.

Specified Amount.  $10.00.

Specified Receivables. Pledged Receivables, with an aggregate Outstanding Balance that does not exceed $6,540,677.52, that are identified in writing by TFC to the Administrative Agent prior to the Closing Date and as to which, as of the Closing Date, a mortgagee's title insurance policy has not been delivered to TFC.

SPV. Silverleaf Finance II, Inc., a Delaware corporation.

SPV Address. 1221 Riverbend Drive, Suite 120, Dallas, Texas 75221, Attention:
Mr. Robert Mead, CEO, Telephone: 214-631-1166, Facsimile: 214-905-0514.

SPV Hedge Agreement. The ISDA Master Agreement, Schedule, and Confirmation, each dated as of the Closing Date, between SPV and TFC, as amended or modified with the prior written consent of TFC and the Administrative Agent.

SPV Loan Agreement. The Loan and Security Agreement, dated as of the Closing Date, by and among SPV and TFC (including the exhibits and schedules to it), as it may be amended from time to time.

SPV Note. The secured promissory note evidencing the Loan, dated the Closing Date, and executed and delivered by SPV to the Administrative Agent, with appropriate allonges, concurrently with the execution and delivery of the SPV Loan Agreement.

SPV Owner. Developer and any other Person which, with the prior written consent of TFC and the Administrative Agent, holds an ownership interest in SPV.

SPV Purchase Price. At any time, with respect to any Receivable, 100% of the Outstanding Balance thereof as of the end of the most recent Settlement Period.

SPV Required Amount. As defined in Section 2.4(c) of the SPV Loan Agreement.

SPV Tax ID Number. 20-0371784.

Subject Person. Robert Mead, Joe W. Conner, Harry J. White Jr. and Sharon K. Brayfield (each individually a "Subject Person" and collectively the "Subject Persons").

Subject Person Change. Any of the following: (i) a Subject Person shall cease to be an owner of Developer; (ii) a Subject Person shall cease to be actively involved in the management of Developer; (iii) a Subject Person shall enter into a proxy, voting trust, members agreement or similar arrangement for the purpose of vesting voting rights, authority, or discretion with respect to control of Developer or SPV with any other Person; or (iv) a Subject Person shall own a smaller ownership interest in Developer than it owned on the Closing Date.

Submissions. Defined in Section 12.21(a) of the SPV Loan Agreement.

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

Subordinated Indebtedness. The meaning assigned to that term in the Developer Guaranty.

Subordinated Note. The Subordinated Note, dated as of December 19, 2003, payable by SPV to the order of Developer, substantially in the form of Exhibit D to the Developer Transfer Agreement, and any other promissory note issued in replacement or restatement thereof or otherwise issued to evidence SPV's obligation to pay the deferred purchase price of Receivables under the Developer Transfer Agreement, in each case as amended or otherwise modified from time to time, and all proceeds of the foregoing.

Subordination Agreement. The Subordination Agreement, dated as of the Closing Date, among TFC, in its capacity as lender under the SPV Loan Agreement and in its capacity as lender and agent under the TFC Loan Documents, and Sovereign, in its capacity as lender and agent under the Sovereign Documents, as the same may be amended, restated, modified, or supplemented from time to time.

Subservicer. Developer or another Person expressly designated from time to time by the Master Servicer as provided in Section 5.2(a) of the SPV Loan Agreement and the Subservicing Agreement.

Subservicer Event of Default. Defined in Section 6.1 of the Subservicing Agreement.

Subservicing Agreement. The Subservicing Agreement, dated as of the Closing Date, by and among the Master Servicer and the Subservicer, providing for servicing of Pledged Receivables, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Subsidiary. Any Person of which securities or other ownership interests having ordinary voting power (other than securities or other ownership interests having such power only reason of the happening of a contingency which has not occurred) to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

Substitute Receivables. Defined in Section 3.2 of the SPV Loan Agreement.

Substitution Certificate. A certificate substantially in the form of Exhibit B to the Developer Transfer Agreement, appropriately completed.

Substitution Date. Defined in Section 6.2 of the Developer Transfer Agreement.

Surplus. As defined in Section 2.4(c) of the SPV Loan Agreement.

Survey. An as-built survey of a Resort prepared in accordance with the ALTA/ACM 1988 Minimum Survey Requirements by a licensed surveyor and certified to TFC and the Title Insurance Company as TFC and the Title Insurance Company shall require.

Termination Date. The earlier to occur of (i) the date on which the commitments of the Investors terminate under the Securitization Facility Documents, and (ii) that Business Day which the Trust designates as the Termination Date by notice to SPV at least five Business Days prior to such Business Day.

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

Textron Transfer Agreement. That certain Transfer Agreement dated as of December 27, 2001 among TFC, TFIC, TRC IV and the Trust, as the same may be amended, restated, modified or supplemented from time to time.

TFC. Textron Financial Corporation, a Delaware corporation.

TFC Loan Documents. Each agreement entered into by Developer with TFC or any of its Affiliates relating to any loans or other credit arrangements between Developer and TFC or such Affiliate (including, without limitation, the TFC Tranche A Loan Agreement, the TFC Tranche B Loan Agreement, the TFC Tranche C Loan Agreement and the Inventory Loan Agreement), as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

TFC Tranche A Loan Agreement. The Amended and Restated Loan, Security and Agency Agreement (Tranche A), dated as of April 30, 2002, among Developer, TFC and the other parties thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

TFC Tranche B Loan Agreement. The Amended and Restated Loan, Security and Agency Agreement (Tranche B), dated as of April 30, 2002, among Developer, TFC and the parties thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

TFC Tranche C Loan Agreement. The Loan, Security and Agency Agreement, dated as of April 17, 2001, among Developer and TFC, as previously amended and as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

TFC Reimbursement Amount. Defined in Section 2.4(c) of the SPV Loan Agreement.

TFC Retained Amount. Defined in Section 2.4(c) of the SPV Loan Agreement.

TFIC means Textron Financial Investment Corporation, a Rhode Island passive investment company.

Timeshare. Either (i) a fee simple interval interest in a particular Unit, Resort or Phase thereof, as more specifically described in the Applicable Underlying Declaration, or (ii) a certificate evidencing an ownership interest in the Oak N' Spruce Resort Trust, issued as described in the Oak N' Spruce Declaration of Trust. Timeshare includes any every other year (biennial) timeshare interest.

Timeshare Act. With respect to the Resorts located in Texas, the Texas Timeshare Act - Tex. Prop. Code Ann. Section 221.001 et seq; with respect to the Resorts located in Missouri, the Merchandising Practices Act - Chapter 407, R.S. Mo.
(1994); with respect to the Resorts located in Illinois, the Illinois Real Estate Time-Share Act of 1999 - 765 ILCS 101/1-1 et. seq; with respect to the Resorts located in Georgia, the Georgia Time-Share Act - O.C.G.A. Section 44-3-160 et seq; and with respect to the Resorts located in Massachusetts, Massachusetts Time-Share Act - Massachusetts General Laws c. 183B, as each may be amended from time to time, and any rules or regulations promulgated thereunder, as the same may be amended from time to time.

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

Timeshare Documents. All documents listed on Exhibit G to the SPV Loan Agreement relating to the Resorts and the creation, marketing and sale of Timeshares, which shall consist of, but not be limited to, the following:

         (a) the resort public offering statement and any other reports or registrations, together with all exhibits and schedules thereto, with evidence of approvals thereof from the applicable regulatory authorities, if required, related to the establishment and operation of each Resort and the sales of Timeshares by Developer in each jurisdiction in which sales of Timeshares are made, to the extent such public offering statements and other reports, registrations, or approvals are required by applicable law. With respect to the marketing and sale of Timeshares in states and jurisdictions for which Developer claims that no registration is required, Developer shall deliver to SPV and TFC:
(A) written statements from the applicable governmental authorities confirming that no such registration is required; (B) opinions of counsel licensed to practice in such jurisdictions stating that no such registration is necessary; or (C) such other evidence of compliance with such jurisdictions' statutes, ordinances, rules and regulations as TFC may request;

         (b) with respect to each Resort, the Applicable Underlying Declaration and all amendments thereto, the Site Plan and any easements or other instruments, establishing and describing the status of the Units and the Timeshares, and all amenities, facilities, services, and Common Amenities and Common Furnishings related or appurtenant thereto;

         (c) with respect to each Resort, other registrations, approvals and permits for the creation and sale of Timeshares, including, without limitation, Developer's occupational and other business licenses relating to Developer or the Applicable Timeshare Owners' Association's occupational and other business licenses relating to each such Resort;

         (d) the Applicable Timeshare Owners' Association's certificate of good standing, and certified articles of incorporation and bylaws, together with all amendments thereto;

         (e) with respect to each Resort, all agreements entered into by or on behalf of Developer, SPV or the Applicable Timeshare Owners' Association, which Developer and SPV shall use their best efforts to obtain including, without limitation, agreements regarding Purchasers' rights to use the Common Amenities and Common Furnishings, and any agreements with any Affiliate of Developer or any third party related to management, operations and maintenance of each Resort, and, any such agreements with Purchasers;

         (f) with respect to each Resort, the form of all documents used to market and sell Timeshares or Encumbered Timeshares or that govern the rights of Purchasers, including without limitation, purchase contracts, advertising and solicitation materials, Receivables, federal truth-in-lending disclosure statements, disclosures, documents, acknowledgments, deeds, Timeshare Mortgages, exchange affiliation agreements, reservation agreements and management agreements; and

         (g) with respect to the Oak N' Spruce Resort, the Oak N' Spruce Documents.

Timeshare Mortgage. A properly recorded, first priority mortgage or deed of trust executed by each Purchaser in favor of the Developer and delivered by the Developer to SPV, securing a

Pledged Receivable and encumbering all of the right, title and interest of each Purchaser in the related Timeshare and the appurtenant interest, if any, in the Common Amenities, Common Area and all related or appurtenant easement, access and use rights, benefits, interests and privileges.

Timeshare Upgrade. With respect to any Purchaser of an Eligible Receivable, such Purchaser's reconveyance of a Timeshare underlying such Receivable to Developer which originated such Receivable and the simultaneous purchase by such Purchaser of a new Timeshare.

Title Insurance Company. Defined in Section 4.1(g)(viii) of the SPV Loan Agreement.

Title Policy. Defined in Section 4.1(g)(viii) of the SPV Loan Agreement.

Title Report Date. Defined in Section 7.6(xiv) of the SPV Loan Agreement.

Transition Liens. Lien filings in favor of TFC under credit facilities extended to Developer prior to the Closing Date, which filings TFC has agreed to release upon its receipt of evidence that all of the Lien filings contemplated by the Loan Documents have been filed and/or recorded, as applicable.

TRC IV. Textron Receivables Corporation IV, a Delaware corporation.

Trigger Event. Any of the following:

         (i)      a Developer Event of Termination;

         (ii)     a Default;

         (iii)    an Event of Default; or

         (iv) any other event that materially adversely affects the ability of Developer to perform its obligations under the Loan Documents or the condition, operation or occupancy rate of the Resorts or the value, perfection or priority of the interests of TFC or its assigns in the Collateral.

Trust. Textron Financial Corporation Receivable Trust 2001-CP-2, a Delaware business trust.

UCC-1 Financing Statements. Defined in Section 3.1(a)(v) of the Developer Transfer Agreement.

Unit. A residential unit at a Resort which is designated for timeshare interest ownership or occupancy in the Applicable Underlying Declaration and designated as a "unit," "a vacation ownership unit" or the like in the Applicable Underlying Declaration.

Upgrade Receivable. With respect to any Settlement Period, a Receivable as to which a Timeshare Upgrade has occurred during such Settlement Period.

Weighted Average Contract Rate. On any date of calculation, the weighted average of the Contract Rates for the Pledged Receivables.

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Weighted Average Excess Spread. On any date of calculation, the weighted average of the Excess Spread with respect to all assets included in the Securitization Pool, as determined by the Master Servicer in good faith.

Weighted Average Remaining Maturity. On any date of calculation, the weighted average remaining maturity of the Pledged Receivables.

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              SCHEDULE II -- EXECUTIVE MANAGEMENT OF THE DEVELOPER

Sharon K. Brayfield - President

Sandra G. Cearley - Corporate Secretary

Joe W. Conner - Chief Operating Officer

Darla Cordova - Vice President Employee and Marketing Services

Herman J. Hankamer - Vice President Resort Development

Mike Jones - Vice President-Information Systems

Edward L. Lahart - Vice President-Corporate Operations

Robert G. Levy - Vice President-Resort Operations

Buzz Marconi - Vice President-Marketing Operations

Robert E. Mead - Director & Chairman of the Board & Chief Executive Officer

David T. O'Connor - Executive Vice President-Sales

Harry J. White, Jr. - Chief Financial Officer & Treasurer

                                       33